Exhibit 99.1

Investor Relations Contact:
Shanye Hudson, (510) 661-1600
shanye.hudson@seagate.com

Media Contact:
Gregory Belloni, (415) 235-9092
gregory.belloni@seagate.com

SEAGATE APPOINTS ROBERT BRUGGEWORTH TO THE BOARD OF DIRECTORS

FREMONT, CA – November 9, 2022 - Seagate Technology Holdings plc (NASDAQ: STX), a world leader in data storage and infrastructure solutions, today announced that Robert (Bob) Bruggeworth has been appointed to the company’s Board of Directors and to serve on the Audit and Finance Committee of the Board, effective November 9, 2022.

“I am very pleased to welcome Bob to Seagate's Board of Directors," said Mike Cannon, Seagate's Board Chair. “Bob has extensive executive leadership experiences with over 20 years as CEO of two public companies, RF Micro Devices and currently Qorvo. Prior to these roles, Bob spent 16 years in various senior leadership positions at AMP, now part of TE Connectivity, residing in Asia and the U.S.”

Since its formation in 2015, Mr. Bruggeworth has served as president and chief executive officer at Qorvo, Inc., (Nasdaq: QRVO) a global enterprise that supplies innovative semiconductor solutions addressing markets in IoT, network infrastructure, healthcare, automotive and aerospace/defense, among others. Mr. Bruggeworth currently serves on the board of directors for Qorvo Inc. and MSA Safety Incorporated (NYSE: MSA), a global leader in the development, manufacture, and supply of safety products. Mr. Bruggeworth also serves on the board of directors of the Semiconductor Industry Association (SIA) and chaired the association in 2021.

Mr. Bruggeworth holds a B.S. in Electrical Engineering from Wilkes University in Pennsylvania.

About Seagate
Seagate Technology crafts the datasphere, helping to maximize humanity’s potential by innovating world-class, precision-engineered data storage and management solutions with a focus on sustainable partnerships. A global technology leader for more than 40 years, the company has shipped over three billion terabytes of data capacity. Learn more about Seagate by visiting www.seagate.com or following us on Twitter, Facebook, LinkedIn, YouTube, and subscribing to our blog.

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